CERTIFICATE OF AMENDMENT OF

RESTATED

CERTIFICATE OF INCORPORATION

OF

TIER TECHNOLOGIES, INC.

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

Tier Technologies, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

At a meeting of the Board of Directors of the Corporation, a resolution was duly adopted pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable.  The stockholders of the Corporation duly approved said amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware.  The resolution setting forth the amendment is as follows:

RESOLVED:
That, subject to the approval of the stockholders of the Corporation, Article FIRST of the Restated Certificate of Incorporation of the Corporation be and hereby is amended and restated in its entirety so that the same shall read in full as follows:

“FIRST: The name of the Corporation is: Official Payments Holdings, Inc.”

IN WITNESS WHEREOF, this Certificate of Amendment of Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation this 3rd day of January, 2012.

TIER TECHNOLOGIES, INC.

By:	/s/ Alex P. Hart
Name:	Alex P. Hart
Title:	President and Chief Executive Officer